Exhibit 99.1

INCOME FUND
EIGHT B L.P.
ANNUAL REPORT
2005

ICON Income Fund Eight B L.P.
- 2005 Annual Portfolio Overview -

Dear Partner of ICON Income Fund Eight B L.P.:
 ICON Income Fund Eight B L.P. (“Eight B”) raised $75,000,000 commencing with its initial offering on May 24, 2000 through the closing of the offering on October 17, 2001. As of December 31, 2005, Eight B had 742,829.85 partnership units outstanding. During the reporting period, Eight B continued to function in its “Reinvestment Period” and no additional partners were admitted.
 During the Reinvestment Period, Eight B seeks to purchase additional equipment subject to lease, which equipment is comprised of two lease categories: (i) growth leases, where the rental cash flows have been assigned or pledged to a lender, and (ii) income leases, where the fund retains the rental cash flows. While income leases produce monthly cash flow, growth leases permit Eight B to retain an interest in the future value of the equipment on a leveraged equity basis. Eight B’s General Partner, ICON Capital Corp. (the “General Partner”), expects that the future value of the equipment in growth leases will be greater than Eight B’s initial cash investment.
 Cash generated from these investments has facilitated Eight B’s distributions to investors and over time is expected to permit acquisition of additional equipment, also referred to as “reinvestment.” Availability of cash to be used for reinvestment depends on the requirements for expenses, reserves and distributions to investors.
 Eight B’s Reinvestment Period is anticipated to continue until October 2006 – a period of five years from the closing of the offering – unless extended. Following its Reinvestment Period, Eight B will enter its “Disposition Period,” in which it will dispose of its investments in the ordinary course of business.
News covering the reporting period
• Cathay Pacific Airways Limited (“Cathay”) announced that it became the world’s first airline to take delivery of a brand new type of freighter aircraft converted from a Boeing 747-400 passenger jet. The aircraft’s development and delivery is part of Cathay’s investment strategy to grow its fleet and network and strengthen Hong Kong as a global aviation hub. (Source: Cathay press release, dated December 19, 2005)
• FedEx Express, a subsidiary of FedEx Corp. (“FedEx”), announced a 3.5 percent increase in the net average shipping costs for FedEx Express. The rate adjustments will allow FedEx Express to continue to improve service levels and expand its network. (Source: FedEx press release, dated December 2, 2005)
Neither Eight B nor the General Partner accepts any responsibility for, or assumes any liability for, any duty to update or reliance upon the contents, accuracy, completeness, usefulness or timeliness of any of the information contained under the heading “News covering the reporting period.”

Investments and commitments during the reporting period
• On February 23, 2005, ICON Cash Flow Partners L.P. Seven (L.P. Seven) assigned to Eight B 2.69% of its rights to the profits, losses, and cash flows from its limited partnership interest in an entity that owns a 100% interest in a mobile offshore drilling rig that is subject to lease with Rowan Companies, Inc. L.P. Seven assigned the rights to Eight B as repayment of its $672,992 outstanding debt obligation pursuant a contribution agreement that Eight B entered into with some of its affiliates in connection with the line of credit agreement Eight B had with Comerica Bank. This assignment increased Eight B’s rights to the profits, losses, and cash flows from L.P. Seven’s limited partnership interest from 3.24%, which were assigned to it in November 2004, to 5.93%. The repayment amount represented L.P. Seven’s proportionate fair value of its interest in the mobile offshore drilling rig at February 23, 2005. The fair value of the mobile offshore drilling rig was determined using an independent third party appraisal and cash flow analysis.
• On December 23, 2005, Eight B acquired from ICON Cash Flow Partners L.P. Six (“L.P. Six”) its entire 1.0% interest in ICON Cheyenne LLC (“ICON Cheyenne”) for approximately $4,800 thereby increasing Eight B’s ownership in ICON Cheyenne to 97.73% from 96.73% which Eight B previously acquired in September 2004. This amount represented L.P. Six’s fair value in ICON Cheyenne at December 23, 2005. Fair value was determined using discounted cash flow projections for ICON Cheyenne’s portfolio.
Portfolio Overview
Eight B has invested both directly and indirectly through joint ventures with its affiliates. Presently, Eight B’s portfolio consists primarily of:
Income leases
• Office fixtures, furniture and telephone systems subject to finance lease with Regus Business Centre Corp. (“Regus”). Eight B purchased the equipment for approximately $5.3 million in cash. In March 2003, the lease was restructured as part of a bankruptcy settlement. The lease was extended for an additional 48 months at a reduced rental rate through July 2007.
• Five aircraft engine modules on lease to TWA, LLC, a subsidiary of American Airlines, though May 2008. This investment was originally a growth lease. The aggregate purchase price was $5,950,000, the cash portion of which was $4,038,790. All debt was prepaid in November 2003.
• A 74.87% interest in ICON SPK 2023-A, LLC (“SPK”), a joint venture with ICON Income Fund Nine, LLC. SPK holds a portfolio of 13 active leases consisting of various material handling, telecommunications and computer equipment with various expiration dates through April 2008.
Growth leases
• Two McDonnell Douglas DC-10-30 aircraft (N317FE and N319FE) on lease to FedEx. Eight B owns a 15% and a 90% interest in each aircraft, respectively. The interests in the aircraft were purchased for $28,352,619, of which $3,218,908 was cash. Both leases expire on March 31, 2007.

• A 97.73% interest in ICON Cheyenne. ICON Cheyenne holds a portfolio of leases consisting primarily of material handling and manufacturing equipment. As of December 31, 2005, 16 of the original 119 leases were in effect. The last of these leases expire in September 2007. Eight B purchased its interest in the portfolio for approximately $29,706,000, of which approximately $11,400,000 was paid in cash.
• Two Airbus A340-313’s (B-HXM and B-HXN) on lease to Cathay. Eight B owns a 100% interest and a 50% interest in each aircraft. The combined purchase price of the interests in both aircraft was approximately $114,592,000, of which approximately $6,375,000 was paid in cash. The original lease on the first aircraft was due to expire on March 14, 2006 and has been extended until October 1, 2011. The original lease on the second aircraft was due to expire on March 27, 2006 and has been extended until July 1, 2011. In connection with both lease extensions, Eight B refinanced approximately $52,850,000 of the non-recourse debt for each aircraft that was incurred when it originally acquired each aircraft.
• 128 photo development labs on lease to K-mart. This equipment is subject to four separate leases, the last of which expires in January 2007. Eight B acquired the labs for approximately $18,234,000, comprised of approximately $682,000 in cash and approximately $17,552,000 of non-recourse debt.
Terminated Leases
 On October 31, 2005, Eight B sold the flight simulator and part task trainer which had been leased to British Aerospace, Inc. (“BAE”). The equipment was originally acquired for approximately $12.8 million of which approximately $2 million was paid in cash and the remaining $10.8 million in associated debt. The debt was fully repaid in March 2005. Prior to lease maturity, the lessee consented to Eight B’s sale of the equipment to an unaffiliated third party. Eight B received $8.0 million in cash for the sale of the equipment, and it recognized approximately a $4.5 million gain on the transaction.
10% Status Report
 As of the end of the reporting period, the two Cathay aircraft and FedEx N319FE aircraft were the only three assets that individually constituted at least 10% of the aggregate purchase price of Eight B’s asset portfolio. Each aircraft is scheduled to remain on lease during the next quarter. As of December 31, 2005, FedEx had three semi-annual payments remaining. The FedEx N319FE aircraft was manufactured in 1980 and to the best of the General Partner’s knowledge, the aircraft retains an Airworthiness Certificate and is maintained in accordance with the rules and regulations of the governing aviation authority as required under each lease.
 At December 31, 2005, both Cathay aircraft had three monthly payments remaining in the initial lease term. Subsequently, one of the aircraft leases was extended through July 2011 and the other aircraft lease was extended through October 2011. Both Cathay aircraft were manufactured in 1996 and to the best of the General Partner’s knowledge, each aircraft retains an Airworthiness Certificate and is maintained in accordance with the rules and regulations of the governing aviation authority as required under each lease.

Distribution Analysis
 During the reporting period, Eight B continued to make monthly distributions at a rate of 8% per annum. As Eight B has sold only a small amount of its equipment, cash for distributions was generated substantially through cash from operations. During 2005, Eight B paid $5,945,540 in distributions to its limited partners. From the inception of the offering period, Eight B has made sixty-seven distributions representing, in the aggregate, a return of approximately 52% of each investor’s initial investment. As of December 31, 2005, a $10,000 investment made at the initial closing, would have received $5,253 in cumulative distributions.
Fund Summary

Offering Period	5/24/2000-10/17/2001
Size of offering	$75,000,000
Original No. of Investors	2,832
Estimated start of Fund liquidation	10/17/2006
Outlook and Overview
 The ICON Cheyenne and SPK portfolios have continued to comprise the majority of maturing leases. Leases from both portfolios will continue to expire throughout 2006.
 As of this report, Eight B had $848,665 in cash and cash equivalents on hand. Substantially all of Eight B’s cash flows are derived from income leases. On a monthly basis, Eight B deducts from such cash flows its recurring operating expenses and assesses cash flows required for known re-leasing costs and equipment management costs. The remaining cash flows are then available for monthly distribution to investors.

ICON Income Fund Eight B L.P.
(A Delaware Limited Partnership)
Consolidated Balance Sheets
December 31,
ASSETS

	2005	2004

Cash and cash equivalents	$848,665	$1,249,480

Investments in finance leases:

Minimum rents receivable	2,486,536	10,440,930
Estimated unguaranteed residual values	677,390	1,227,902
Initial direct costs, net	8,347	74,841
Unearned income	(132,337)	(840,885)
Allowance for doubtful accounts	-	(411,742)

Net investments in finance leases	3,039,936	10,491,046

Investments in operating leases:

Equipment, at cost	118,154,977	138,085,569
Accumulated depreciation	(41,174,571)	(39,597,336)

Net investments in operating leases	76,980,406	98,488,233

Investments in joint ventures	5,002,985	4,498,848
Due from General Partner and affiliates	92,836	14,071
Investment in option, at cost	2,100,000	2,100,000
Other assets, net	3,895,419	2,305,344

Total assets	$91,960,247	$119,147,022

LIABILITIES AND PARTNERS’ EQUITY

Notes payable - non-recourse	$63,746,059	$83,080,022
Notes payable - recourse	-	3,225,000
Due to General Partner and affiliates	-	169,543
Deferred rental income	497,303	1,036,168
Equipment sales advances	-	72,600
Security deposits and other liabilities	426,263	1,145,673
Minority interest	353,481	820,725

Total liabilities	65,023,106	89,549,731

Commitments and contingencies

Partners’ equity:

General Partner	(380,487)	(354,117)
Limited Partners: 742,830 and 743,279 units outstanding, $100 per unit original issue price	27,317,628	29,951,408

Total partners’ equity	26,937,141	29,597,291

Total liabilities and partners’ equity	$91,960,247	$119,147,022

ICON Income Fund Eight B L.P.
(A Delaware Limited Partnership)
Consolidated Statements of Operations
Years Ended December 31,

	2005	2004	2003

Revenue:

Rental income	$19,426,643	$19,602,860	$21,965,472
Finance income	563,439	1,134,039	2,013,276
Income from investments in joint ventures	515,832	425,883	341,992
Net gain on sales of equipment and residual values	4,827,527	293,932	798,490
Interest and other income	593,085	135,083	30,857

Total revenue	25,926,526	21,591,797	25,150,087

Expenses:

Depreciation and amortization	12,573,850	14,749,143	17,125,741
Interest	4,285,629	5,688,282	7,486,199
Management fees - General Partner	1,311,990	1,500,347	2,008,870
Administrative expense reimbursements - General Partner	515,934	862,030	936,605
Aircraft maintenance	-	171,180	745,872
General and administrative	543,819	1,188,050	1,277,570
Bad debt (reversal) expense	(411,742)	411,742	-
Impairment loss	3,855,316	1,801,788	900,000
Minority interest	(116,855)	(171,759)	(149,561)

Total expenses	22,557,941	26,200,803	30,331,296

Net income (loss)	$3,368,585	$(4,609,006)	$(5,181,209)

Net income (loss) allocable to:

Limited Partners	$3,334,899	$(4,562,916)	$(5,129,397)
General Partner	33,686	(46,090)	(51,812)

	$3,368,585	$(4,609,006)	$(5,181,209)

Weighted average number of limited partnership units outstanding	743,161	744,463	747,189

Net income (loss) per weighted average limited partnership unit	$4.49	$(6.13)	$(6.86)

ICON Income Fund Eight B L.P.
(A Delaware Limited Partnership)
Consolidated Statement of Changes in Partners’ Equity
Years Ended December 31, 2003, 2004 and 2005

				Total
	Units	Limited	General	Partners’
	Outstanding	Partners	Partner	Equity

Balance, January 1, 2003	748,445	$52,946,108	$(125,713)	$52,820,395

Limited partnership units redeemed	(2,954)	(196,571)	-	(196,571)
Cash distributions to partners	-	(7,008,299)	(70,347)	(7,078,646)
Net loss	-	(5,129,397)	(51,812)	(5,181,209)

Balance, December 31, 2003	745,491	40,611,841	(247,872)	40,363,969

Limited partnership units redeemed	(2,212)	(142,366)	-	(142,366)
Cash distributions to partners	-	(5,955,151)	(60,155)	(6,015,306)
Net loss	-	(4,562,916)	(46,090)	(4,609,006)

Balance, December 31, 2004	743,279	29,951,408	(354,117)	29,597,291

Limited partnership units redeemed	(449)	(23,139)	-	(23,139)
Cash distributions to partners	-	(5,945,540)	(60,056)	(6,005,596)
Net income	-	3,334,899	33,686	3,368,585

Balance, December 31, 2005	742,830	$27,317,628	$(380,487)	$26,937,141

ICON Income Fund Eight B L.P.
(A Delaware Limited Partnership)
Consolidated Statements of Cash Flows
Years Ended December 31, 2005, 2004 and 2003
Increase (decrease) in cash and cash equivalents

	2005	2004	2003

Cash flows from operating activities
Net income (loss)	$3,368,585	$(4,609,006)	$(5,181,209)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

Rental income paid directly to lenders by lessees	(17,076,952)	(18,082,778)	(20,680,057)
Interest expense on non-recourse financing paid directly to lenders by lessees	3,757,058	4,956,594	5,987,533
Depreciation and amortization	12,573,850	14,749,143	17,125,741
Finance income paid directly to lenders by lessees	(414,389)	(799,636)	(1,087,564)
Net gain on sales of equipment and residual values	(4,827,527)	(293,932)	(798,490)
Income from investments in joint ventures	(515,832)	(425,883)	(341,992)
Bad debt (reversal) expense	(411,742)	411,742	-
Impairment loss	3,855,316	1,801,788	900,000
Minority interest	(116,855)	(171,759)	(149,561)
Changes in operating assets and liabilities:

Collection of principal - non-financed receivables	732,028	1,589,028	1,853,879
Due to/from General Partner and affiliates	(248,308)	224,439	(289,602)
Other assets	(128,620)	(287,477)	165,400
Deferred rental income	237,343	378,328	175,090
Security deposits and other liabilities	(346,392)	(231,350)	513,964

Net cash provided by (used in) operating activities	437,563	(790,759)	(1,806,868)

Cash flows from investing activities:

Proceeds from sales of equipment and residual values	9,438,738	6,004,595	6,291,597
Equipment sales advances received	-	12,600	1,361,506
Cash investment in operating leases	-	-	(3,076,564)
Loans and advances to affiliates	(672,992)	(1,014,384)	-
Distributions to minority interest in joint venture	(350,389)	(660,232)	(288,269)
Cash investment in joint venture	-	(5,616)	-
Distributions received from joint ventures	-	925,111	1,245,127

Net cash provided by investing activities	8,415,357	5,262,074	5,533,397

Cash flows from financing activities:

Cash distributions to partners	(6,005,596)	(6,015,306)	(7,078,646)
Proceeds from recourse borrowings	4,160,000	1,920,000	2,000,000
Payment of recourse borrowings	(7,385,000)	(695,000)	(400,000)
Payment of non-recourse borrowings	-	(73,046)	(5,179,053)
Minority interest contribution, net	-	23,080	389,518
Redemption of limited partnership units	(23,139)	(142,366)	(196,571)

Net cash used in financing activities	(9,253,735)	(4,982,638)	(10,464,752)

Net decrease in cash and cash equivalents	(400,815)	(511,323)	(6,738,223)
Cash and cash equivalents, beginning of the year	1,249,480	1,760,803	8,499,026

Cash and cash equivalents, end of the year	$848,665	$1,249,480	$1,760,803

ICON Income Fund Eight B L.P.
(A Delaware Limited Partnership)
Consolidated Statements of Cash Flows
Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

Supplemental disclosure of cash flow information:

Cash paid during the year for interest	$779,435	$731,688	$1,298,666

Supplemental disclosure of non-cash investing and financing activities:

Principal and interest paid directly to lenders by lessees	$19,692,615	$20,323,662	25,312,177

Notes payable non-recourse cancelled with repossession of equipment	$3,398,406	$34,491,692	$-

Transfer of investment of operating leases, net of accumulated depreciation, to equipment held for sale or lease	$-	$-	$36,430,179

Non-cash portion of equipment purchased with non-recourse debt	$-	$-	$24,211,080

Joint venture interests acquired from affiliate in exchange for amounts owed, at fair value	$672,992	$1,014,384	$-

Additional Required Disclosure
To fulfill our promises to you we are required to make the following disclosures when applicable:
A detailed financial report on SEC Form 10-Q or 10-K (whichever is applicable) is available to you. It is typically filed either 45 or 90 days after the end of a quarter or year, respectively. Usually this means a filing will occur on or around March 30, May 15, August 15, and November 15 of each year. It contains financial statements and detailed sources and uses of cash plus explanatory notes. You are always entitled to these reports. Please access them by:

•	Visiting www.iconsecurities.com

or

•	Visiting www.sec.gov

or

•	Writing us at: PO Box 192706, San Francisco, CA 94119-2706
We do not distribute these reports to you directly in order to keep the Partnership’s costs down as mailing this report to all investors is expensive. Nevertheless the reports are immediately available on your request.

Transactions with Related Parties
 In accordance with the terms of the Management Agreement, Eight B pays the General Partner (i) management fees ranging from 1% to 7% based on a percentage of the rentals received either directly by Eight B or through joint ventures and (ii) acquisition fees of 3% calculated based on the gross value of the transactions. In addition, the General Partner is reimbursed for administrative expenses incurred by it in connection with Eight B’s operations.
 Fees and expenses paid or accrued by Eight B to the General Partner or its affiliates directly or on behalf of joint ventures in which Eight B has an interest for the years ended December 31, 2005, 2004, and 2003 respectively, were as follows:

	Years Ended December 31,

	2005	2004	2003

Acquisition Fees (1)	$-	$-	$736,766
Management Fees (2)	1,311,990	1,500,347	2,008,870
Administrative expense reimbursements (2)	779,435	731,688	1,298,666

	$1,827,924	$2,362,377	$3,628,241

(1)	Amount included in the basis of equipment acquired and depreciated over the life of the related asset.
(2)	Charged directly to operations. Limited Partners may obtain a summary of such expenses upon request.
Conclusion
Your participation in Eight B is greatly appreciated and we look forward to sharing future successes.
Sincerely,
ICON Capital Corp., General Partner

Beaufort J.B. Clarke Chairman and CEO	Paul B. Weiss President

Forward-Looking Information - Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA. These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA, and, other than as required by law, we assume no obligation to update or supplement such statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expects,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of similar meaning. These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.

ICON is committed to protecting the privacy of its investors in compliance with all applicable laws. Please be advised that, unless required by a regulatory authority such as the NASD or ordered by a court of competent jurisdiction, ICON will not share any of your personally identifiable information with any third party.